SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                   SCHEDULE TO
                                 (Rule 14d-100)

            Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934

                              Promotions.com, Inc.
--------------------------------------------------------------------------------
                       (Name of Subject Company (Issuer))

                          Promotions.com, Inc. (Issuer)
--------------------------------------------------------------------------------
   (Names of Filing Persons (Identifying Status as Offeror, or Other Person))

                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   74341U-10-6
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                  Steven Krein
                             Chief Executive Officer
                              Promotions.com, Inc.
                         268 West 44th Street, 4th Floor
                            New York, New York 10036
                                 (212) 971-9800
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                 With a copy to:

                              Steven M. Cohen, Esq.
                           Morgan, Lewis & Bockius LLP
                               502 Carnegie Center
                           Princeton, New Jersey 08540
                                 (609) 919-6600

                            CALCULATING OF FILING FEE
--------------------------------------------------------------------------------
            Transaction
             Valuation                           Amount of Filing Fee
--------------------------------------------------------------------------------
          Not Applicable                            Not Applicable
--------------------------------------------------------------------------------

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    __________     Filing Party:__________
Form of Registration No.:  __________     Date Filed:  __________

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

      Check the appropriate boxes below to designate any transactions to which the statement relates:
      |X|   third-party tender offer subject to Rule 14d-1.
      |_|   issuer tender offer subject to Rule 13e-4.
      |_|   going-private transaction subject to Rule 13e-3.
      |_|   amendment to Schedule 13D under Rule 13d-2.

      Check the following box if the filing is a final amendment reporting the results of the tender offer:

Item 12. Exhibits.

Number        Exhibit
------        -------
99.1          Press Release dated February 12, 2002.

                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          PROMOTIONS.COM, INC.


                                          By:                 *
                                             -----------------------------------

Dated: February 12, 2002

*     Pursuant to General Instruction D of Form TO, no signature is required.